Exhibit 99.1
For Immediate Release
Local.com Corporation Announces Fourth Quarter and Full Year 2006 Financial Results
Irvine, CA — February 26, 2007 — Local.com Corporation (NASDAQ: LOCM), a leading local search engine, today reported its financial results for the fourth quarter 2006 and the full year ended December 31, 2006.
“We made considerable progress in local search during 2006, ending the year as a Top 100 website. Our organic traffic nearly doubled, visits per user grew, our technology improved significantly, and we introduced two new advertiser products. We are well positioned to capitalize on this emerging market during 2007,” said Heath Clarke, CEO, Local.com. “The recently announced strategic investment by Hearst Interactive Media, a division of Hearst Corporation, is an endorsement of our long term strategy, and we look forward to building a relationship with one of the nation’s largest media companies.”
“We continue to invest in our local search platform in order to drive maximum top line and market share growth. Our two highest priorities in 2007 are building our organic traffic and adding direct advertisers. We believe contributions from these efforts will be seen in the second half of 2007, when we anticipate losses will begin to materially decline.”
Updated Statistics and Recent Highlights:
•	Increased Visitors - Served over 104 million monthly unique visitors (MUVs) during 2006 and 26 million MUVs in the fourth quarter.

•	New Products - Released two advertiser products for sale during the fourth quarter.
•	We introduced LocalPromote, a new cost-effective advertising product designed to make it fast and simple for local businesses to target local consumers through online advertising.

•	We implemented Doubleclick’s DART platform to enable targeted display advertising.
•	Increased Site Monetization — Revenue per thousand pages viewed on the site increased to $29 in the fourth quarter, up from approximately $26 in the third quarter and $8 in the fourth quarter of 2005. Revenue per thousand visitors (RKV) was $92, up from $86 RKV in the third quarter and $40 RKV in the fourth quarter of 2005.

•	Increased Visitor Usage - Local.com users visited an average of 1.9 times per month in the fourth quarter, up from 1.7 in the third quarter, and 1.3 in fourth quarter of 2005.

•	Organic Traffic Increased - Approximately 9% of all traffic in the fourth quarter was organic, up from 5% of all traffic in the third quarter.

•	Financing — We completed an $8 million financing with Hearst Interactive Media, a division of Hearst Corporation, and Greenway Capital. Hearst is one of the nation’s largest diversified communications companies with interests in yellow page publishers, newspapers, magazines, television, radio, and internet.

•	Acquisition Announced — We entered into a letter of intent with soUno Directional Media Solutions, an online yellow pages company with approximately 13,000 advertisers paying around $300 per year for listing on www.souno.com.

•	Positive Return on Ad Spend — We continued to achieve a positive return on ad spend. This means that our local search revenue exceeded our traffic acquisition costs.

•	Renamed Company to Local.com — We aligned our corporate identity with our leading local search engine.

•	Launched LocalPromote — We introduced a new cost-effective advertising product designed to make it fast and simple for local businesses to target local consumers through online advertising.

•	Released Local Classifieds — We added 20 million nationwide local classifieds listings.

•	Released Local Jobs — We added millions of local jobs listings nationwide.
Fourth Quarter 2006 Financial Results:
•	Revenue — Revenue was $3.6 million for the fourth quarter of 2006, up 6% from the fourth quarter of 2005. Local search revenue was $2.7 million, up approximately 350% from $596,000 in the fourth quarter 2005. National search revenue was $960,000.

•	Net Loss — For the fourth quarter of 2006, the net loss was $3.2 million. Basic and diluted net loss per share was $0.34. The net loss included $1.1 million, or $0.11 per share, of non-cash stock based compensation ($550,000) and depreciation and amortization ($510,000).

•	Cash and Marketable Securities — We ended the fourth quarter with $5.2 million in cash and marketable securities and no debt. In February 2007, the company completed an $8 million convertible debenture financing.

Full-year 2006 Financial Results:
•	Revenue — Revenue was $14.2 million for the year ended December 31, 2006, a decline of 22% from 2005. Local search revenue was $8.2 million, up 500% from $1.4 million in 2005, and national search revenue was $6.0 million down from $16.8 million in 2005. The increase in local search and decrease in national search was the result of the company’s transition into local search during 2006.

•	Net Loss — For the year ended December 31, 2006, the net loss was $13.3 million. Basic and diluted net loss per share was $1.44. The net loss included $4.7 million, or $0.51 per share, of non-cash stock based compensation ($2.5 million) and depreciation and amortization ($2.2 million).
Financial Guidance:
The company expects first quarter 2007 revenue of between $4.2 million and $4.4 million. We expect the mid-range of local search revenue to be approximately $3.8 million, an increase of 41% over the fourth quarter 2006. The company expects net loss for the first quarter 2007 to be between $3.5 million and $3.6 million, or $0.38 to $0.39 per share. The loss per share forecast assumes 9.3 million outstanding shares.
The above guidance includes non-cash expenses of $1.0 million or $0.11 per share, consisting of non-cash stock based expense of $520,000 and depreciation and amortization of $510,000. The above guidance does not include expenses related to the recent financing.
Conference Call Information
The call begins today at 2:00 PM (PT) / 5:00 PM (ET). This press release, the financial tables, as well as other company information can also be viewed at www.local.com. Investors and analysts can participate in the call by dialing 1-866-293-8970.
About Local.com
Local.com (NASDAQ: LOCM), is a Top 100 web site in the US according to comScore. Local.com attracts approximately 10 million visitors each month seeking information on local businesses, products, services, people and jobs. Powered by the company’s patent-pending Keyword DNA® and local web indexing technologies, Local.com provides users with targeted, relevant local search results. These results include special offers from local businesses, reviews from other users, local businesses’ website links, maps, driving directions and more. Businesses can advertise on Local.com with subscription, pay per click, banner and pay per call ad products.
Forward-Looking Statements
All statements other than statements of historical fact included in this document regarding our anticipated financial position, business strategy and plans and objectives of our management for future operations, are forward-looking statements. When used in this report, words such as “anticipate,” “believe,” “estimate,” “plans,” “expect,” “intend” and similar expressions, as they relate to Local.com or our management, identify forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, our ability to monetize the Local.com domain, incorporate our local-search technologies, market the Local.com domain as a destination for consumers seeking local-search results, grow our business by enhancing our local-search services, expand our Advertiser and Distribution Networks, expand internationally, integrate and effectively utilize our acquisitions’ technologies, develop our products and sales, marketing, finance and administrative functions and successfully integrate our expanded infrastructure, as well as our dependence on major advertisers, competitive factors and pricing pressures, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.
Our Annual Report on Form 10-KSB, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
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CONTACT:	Dan Chmielewski
Madison Alexander PR
714-832-8716
M: 949-231-2965
dchm@madisonalexanderpr.com

Paula Brici
Madison Alexander PR
949-677-6527
paula@madisonalexanderpr.com

Investor Relations Contact:
John Baldissera
BPC Financial Marketing
800-368-1217

LOCAL.COM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,264	$1,075
Restricted cash	41	10
Marketable securities	1,972	13,244
Accounts receivable, net of allowances of $9 and $30, respectively	2,091	1,138
Prepaid expenses and other current assets	302	377

Total current assets	7,670	15,844

Property and equipment, net	2,028	2,772
Intangible assets, net	2,813	3,760
Goodwill	12,213	12,445
Long-term restricted cash	125	166
Deposits	42	47

Total assets	$24,891	$35,034

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,851	$1,798
Accrued compensation	328	347
Deferred rent	432	575
Accrued royalties	19	496
Other accrued liabilities	355	631
Notes payable	63	84
Deferred revenue	245	295
Total liabilities, all current	4,293	4,226

Minority interest	—	(1)

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized; none issued and outstanding for all periods presented	—	—
Common stock, $0.00001 par value; 30,000,000 shares authorized; 9,297,502 and 9,171,944 issued and outstanding, respectively	—	—
Additional paid-in capital	51,657	48,706
Accumulated comprehensive loss	(27)	(151)
Accumulated deficit	(31,032)	(17,746)

Stockholders’ equity	20,598	30,809

Total liabilities and stockholders’ equity	$24,891	$35,034

LOCAL.COM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$3,628	$3,420	$14,213	$18,139

Operating expenses:
Search serving	874	1,851	4,960	10,707
Sales and marketing	3,910	1,723	13,169	6,025
General and administrative	1,234	1,050	5,881	4,025
Research and development	617	1,319	2,829	2,988
Amortization and write-down of intangibles	237	594	947	1,078
Total operating expenses	6,872	6,537	27,786	24,823

Operating loss	(3,244)	(3,117)	(13,573)	(6,684)

Interest and other income	84	57	288	680

Loss before income taxes	(3,160)	(3,060)	(13,285)	(6,004)

Provision (benefit) for income taxes	(1)	(22)	1	498

Net loss	$(3,159)	$(3,038)	$(13,286)	$(6,502)

Per share data:

Basic net loss per share	$(0.34)	$(0.33)	$(1.44)	$(0.75)

Diluted net loss per share	$(0.34)	$(0.33)	$(1.44)	$(0.75)

Basic weighted average shares outstanding	9,295,036	9,131,667	9,249,973	8,658,069

Diluted weighted average shares outstanding	9,295,036	9,131,667	9,249,973	8,658,069

Supplemental consolidated statements of operations information:

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
Non-cash stock based compensation expense:

Sales and marketing	$134	$—	$601	$—
General and administrative	351	(7)	1,674	95
Research and development	65	—	256	—

Total stock-based compensation expense	$550	$(7)	$2,531	$95

Basic and diluted net compensation expense per share	$0.06	$0.00	$0.27	$0.01